EXHIBIT (A)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Intelligroup, Inc.
at
$4.65 Net Per Share
by
Mobius Subsidiary Corporation
an indirect wholly owned subsidiary of
NTT DATA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 19, 2010, UNLESS THE OFFER IS EXTENDED.

June 21, 2010

To Our Clients:

Enclosed for your consideration are an Offer to Purchase dated June 21, 2010 (the “Offer to Purchase”) and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Mobius Subsidiary Corporation, a New Jersey corporation (“Purchaser”) and an indirect wholly owned subsidiary of NTT DATA CORPORATION, a corporation organized under the laws of Japan (“Parent”), to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Intelligroup, Inc., a New Jersey corporation (the “Company”), at a purchase price of $4.65 per Share, net to the seller in cash (less any applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in the Offer.

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price per Share is $4.65 net to you in cash (less any applicable withholding of taxes), without interest.

2. The Offer is being made for all outstanding Shares.

3. The board of directors of the Company has unanimously determined that the Offer and the Merger (as defined below) are advisable and in the best interests of the Company’s shareholders, approved and declared advisable the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer, and resolved to recommend that holders of Shares accept the Offer and tender their Shares in the Offer.

4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 14, 2010 (the “Merger Agreement”), by and among Parent, Purchaser and the Company under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding Share (other than Shares owned by the Company, Parent, Purchaser and any of their respective subsidiaries) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

5. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 19, 2010 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY PURCHASER, WILL EXPIRE.

6. There is no financing condition to the Offer. The Offer is conditioned on there having been validly tendered and not withdrawn before the Expiration Date a number of Shares that, together with any other Shares beneficially owned by Parent or its subsidiaries (including Purchaser), constitutes a majority of all the Shares outstanding on a fully-diluted basis. The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder. See Section 14 — “Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

7. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or the Information Agent (as defined in the Offer to Purchase) or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes with respect to the purchase of Shares by Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary (as defined below) or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) the certificates evidencing such Shares or timely Book-Entry Confirmation (as defined in the Offer to Purchase) of the book-entry transfer of such Shares (if such procedure is available) into the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase; (ii) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase); and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time depending upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PER SHARE AMOUNT FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase
All Outstanding Shares of Common Stock
of
Intelligroup, Inc.
at
$4.65 Net Per Share
by
Mobius Subsidiary Corporation
an indirect wholly owned subsidiary of
NTT DATA CORPORATION

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase dated June 21, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Mobius Subsidiary Corporation, a New Jersey corporation and an indirect wholly owned subsidiary of NTT DATA CORPORATION, a corporation organized under the laws of Japan, to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Intelligroup, Inc., a New Jersey corporation, at a purchase price of $4.65 per Share, net to the seller in cash (less any applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:	SIGN BELOW:

Shares*
Signature(s)

Certificate Nos. (if available):
Please Type or Print Name(s)
Account Number:
Please Type or Print Address(es)
Taxpayer Identification or Social Security Number(s):

(Zip Code)

Area Code and Telephone Number(s)
Dated

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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